Exhibit (k)(1)(b)

StepStone Group Private Wealth LLC

128 S Tryon St., Suite 1600

Charlotte, NC 28202

Re: Amendment to Administration Agreement for StepStone Private Venture and Growth Fund

Dear Sir or Madam:

As you know, we are party to an Administration Agreement dated as of June 8, 2022, with respect to StepStone Private Venture and Growth Fund (the “Agreement”). Please be advised that, pursuant to the terms of the Agreement, we wish to amend the Agreement to revise the fee schedule effective as of April 1, 2025. The proposed amended Schedule A to the Agreement is attached hereto.

Regards,

STEPSTONE GROUP PRIVATE WEALTH LLC

By:	/s/ Tim Smith
Name: Tim Smith
Title: CFO & COO

Accepted and Agreed to:

STEPSTONE PRIVATE VENTURE AND GROWTH FUND

By:	/s/ Dean Caruvana
Name: Dean Caruvana
Title: Secretary and CCO

StepStone Private Venture and Growth Fund

Schedule A

Fees

Net Assets	Annual Rate
First $100 million	0.18%
Next $100 million	0.175%
Next $100 million	0.16%
Next $200 million	0.14%
Next $500 million	0.08%
Assets over $1 billion	0.07%

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